                                                                   EXHIBIT 12.1


        PRETAX EARNINGS + FIXED CHANGES (INTEREST + 1/3 RENT EXPENSES)
        --------------------------------------------------------------
                                FIXED CHARGES


Calculation Ratio of Earnings to Fixed Charges
(in thousands)

                                                                                Pro Forma
                                 1993     1994      1995      1996      1997       1997

Pretax earnings (loss)          1,853    4,016     4,971     9,141     12,218    (11,569)
1/3 Rent expense                   50       53        49        47         39         39
Interest expense               10,711   10,991    11,195    10,968     10,551     25,416
                             -----------------------------------------------------------
total                          12,614   15,060    16,215    20,156     22,808     13,886

Interest expense               10,711   10,991    11,195    10,968     10,551     25,416
1/3 Rent expense                   50       53        49        47         39         39
Senior preferred dividends        --       --        --        --         --       6,637
Junior preferred dividends        --       --        --        --         --       4,900
                             -----------------------------------------------------------
total                          10,761   11,044    11,244    11,015     10,590     36,992

ratio                             1.2      1.4       1.4       1.8        2.2        --  (a)

(a) On a pro forma basis for the year ended December 31, 1997, earnings were insufficient to cover fixed charges by $23,106.